Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES COLORADO REGULATORY APPROVAL OF BRONCO
BILLY'S ACQUISITION AND PRELIMINARY FOURTH QUARTER AND FULL YEAR 2015 RESULTS

LAS VEGAS – February 19, 2016 – Full House Resorts, Inc. (NASDAQ: FLL) today announced that the Colorado Limited Gaming Control Commission has granted the Company licenses for its pending acquisition of Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado. The Company expects to close on its acquisition of Bronco Billy’s before the end of the first quarter of 2016 once it has received all regulatory approvals, besides those from Colorado, and in conjunction with the refinancing of its primary debt.

Additionally, Full House Resorts today announced preliminary results for the fourth quarter and year ended December 31, 2015. The preliminary results are subject to the completion of the final financial statements, including the completion of the annual audit by the Company's independent registered public accounting firm.

For the fourth quarter of 2015, consolidated net revenues are expected to be in the range of $29.9 million to $30.6 million, compared to $26.7 million in the fourth quarter of 2014. Consolidated operating income for the fourth quarter of 2015 is expected to be in the range of $0.5 million to $1.2 million, compared to an operating loss of $4.8 million for the fourth quarter of 2014. Adjusted EBITDA(a) is expected to be in the range of $2.1 million to $2.8 million for the fourth quarter of 2015, an increase from $0.3 million for the fourth quarter of 2014. Net loss is expected to be in the range of $0.8 million to $1.5 million for the fourth quarter of 2015, an improvement from a net loss of $10.5 million in the fourth quarter of 2014.

For the full-year 2015, consolidated net revenues are expected to be in the range of $124.0 million to $124.7 million, compared to $121.4 million in 2014. Consolidated operating income is expected to be in the range of $4.8 million to $5.5 million for 2015, compared to an operating loss of $13.8 million for 2014. Adjusted EBITDA is expected to be in the range of $13.5 million to $14.2 million for 2015, compared to $10.5 million for 2014. Net loss is expected to be in the range of $0.9 million to $1.6 million for 2015, compared to a net loss of $20.8 million for 2014.

“We thank the Colorado Limited Gaming Control Commission for its expeditious, thorough, and thoughtful review of our gaming applications and we look forward to being a part of the Cripple Creek community,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “We are also proud of our Company’s significant growth over the past year. We look forward to formally presenting our financial results and welcoming Bronco Billy’s into the Full House family.”

Non-GAAP Financial Measure
(a) We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, board and executive transition costs, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe it provides meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Rising Star Casino Resort in Rising Sun, Indiana; Silver Slipper Casino and Hotel in Hancock County, Mississippi; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. The Company recently announced its intent to purchase Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding Full House’s receipt of remaining regulatory approvals, completion of its debt refinancing, closing of its acquisition of Bronco Billy's Casino and Hotel, and our operating trends and expected results of operations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, regulatory approvals (including the ability to maintain gaming licenses in Colorado, Indiana, Nevada and Mississippi), completing our pending acquisition of Bronco Billy's (including obtaining remaining regulatory approvals), compliance with conditions precedent under the purchase agreement, the increase in Full House's indebtedness if the acquisition closes, the risk the acquisition does not close, financing sources and terms, and the ability to refinance indebtedness. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

Investors:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
(702) 221-7800
www.fullhouseresorts.com